Exhibit 99.1

Corporate Communications

Pricing of CNH Industrial Capital LLC $400 million notes

London, October 18, 2016

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, has priced $400 million in aggregate principal amount of 3.875% notes due 2021, issued at an issue price of 99.441%. The offering is expected to close on October 21, 2016.

CNH Industrial Capital LLC intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business. The net proceeds may also be applied to repay CNH Industrial Capital LLC’s indebtedness as it becomes due.

The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, will pay interest semi-annually on April 15 and October 15 of each year, beginning on April 15, 2017, and will be guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Industrial Capital LLC. The notes will mature on October 15, 2021.

Barclays Capital Inc., Goldman, Sachs & Co. and RBC Capital Markets, LLC  are acting as joint book-running managers and the representatives of the underwriters for the offering, and BBVA Securities Inc. and Natixis Securities Americas LLC are acting as joint book-running managers for the offering. The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission on September 11, 2015. Copies of the preliminary prospectus supplement and prospectus for the offering may be obtained by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Email: barclaysprospectus@broadridge.com, Telephone: +1(888) 603-5847; Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, Telephone: +1(866) 471-2526, Fax: +1(212) 902-9316, Email: prospectus-ny@ny.email.gs.com; or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: +1(866) 375-6829, Fax: +1(212) 658-6137, Email: rbcnyfixedincomeprospectus@rbccm.com, ATTN: Transaction Management.  Copies of the preliminary prospectus supplement and the accompanying prospectus for the offering are also available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

CNH Industrial N.V. 25 St. James’s Street London, SW1A 1HA United Kingdom

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This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Racine, Wisconsin. As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and the telephone number is +1(262) 636-6011.

For more information contact:

Corporate Communications

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com